CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated March 30, 2023 relating to the financial statements and financial highlights of Yorktown Small Cap Fund and Yorktown Growth Fund, each a series of shares of beneficial interest in American Pension Investors Trust, for the year ended January 31, 2023 and to the references to our firm under the headings “Service Providers”, “Experts” and “Representations and Warranties” in the Information Statement/Prospectus.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

February 20, 2024